Exhibit 99.1

NEWS RELEASE

Timothy Duitsman joins Westell’s Board of Directors
AURORA, Ill., June 19, 2019 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance network infrastructure solutions, announced today that Timothy Duitsman, Senior Vice President of Product Development at Klein Tools, has been appointed to Westell’s Board of Directors. Mr. Duitsman will serve as a member of the Compensation Committee.
“The Board nominated Tim primarily for his successful experience bringing new products to market,” said Kirk R. Brannock, Chairman of Westell’s Board of Directors. “Tim knows what it takes to bring new products to market, including product development execution and managing product roadmaps.”

Mr. Duitsman serves as Senior Vice President of Product Development at Klein Tools, a manufacturer of hand tools, utility products, and test and measurement products, where he has successfully launched a number of multi-million dollar business lines. Prior to Klein Tools, Mr. Duitsman served as Vice President of Research and Development at Intermatic, a manufacturer of Malibu lighting, consumer timers, and industrial controls, where he increased sales of new industrial products.

Mr. Duitsman previously served as Westell’s Vice President of Engineering, where he led the development of the first CellPak enclosure designed to simplify deployment of T1 services in outdoor locations. Prior to that, he was Vice President and General Manager of Westell’s Telco Access Products business. Mr. Duitsman earned an MBA from Northwestern University Kellogg School of Management, as well as MS and BS degrees in Mechanical Engineering from the University of Illinois at Chicago and the University of Illinois at Champaign-Urbana, respectively.

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About Westell Technologies
Westell is a leading provider of high-performance network infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's portfolio of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit westell.com.

Twitter - Company: @Westell_Tech

Westell Contact
Tom Minichiello
Senior Vice President, Chief Financial Officer, Treasurer, and Secretary
Westell Technologies
630-375-4740
tminichiello@westell.com